EX 10.17
                               FLEET NATIONAL BANK

                           REVOLVING CREDIT AGREEMENT

         REVOLVING CREDIT AGREEMENT made this 4th day of April, 1996, by and between Groundwater Technology, Inc., a Delaware corporation having its principal place of business at 100 River Ridge Drive, Norwood, Massachusetts 02062 (hereinafter referred to as "BORROWER") and Fleet National Bank, a national banking association organized and existing under the laws of the United States of America with a principal place of business at One Federal Street, Boston, Massachusetts 02211-3204 (hereinafter referred to as the "BANK").

         For value received and in consideration of the granting by the Bank of financial accommodations to Borrower, Borrower represents and warrants to and agrees with the Bank as follows:

                                    ARTICLE I

                     DEFINITIONS AND RULES OF INTERPRETATION

         For purposes of this Agreement, the following terms shall have the following meanings:

         1.01 "ADJUSTED LIBOR" shall mean an interest rate per annum determined by Bank pursuant to the following formula:

                    Adjusted Libor =              Libor
                                           -------------------
                                           1.00 - Reserve Rate

         1.02 "ADVANCE" shall mean any sum of money loaned by the Bank to the Borrower pursuant to this Agreement.

         1.03 "AFFILIATE" shall mean any Person (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns ten percent (10%) or more of any class of voting stock of the Borrower or any subsidiary, or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary.

         1.04 "AVAILABILITY PERIOD" shall mean that period commencing with the date of this Agreement and ending on the Expiration Date.

         1.05 "BANK" shall mean and refer to Fleet National Bank, its successors and assigns.

         1.06 "BANKING DAY" shall mean a day on which banks are open for business in Boston, Massachusetts, and if the applicable "Banking Day" relates to a Libor Loan, a day on which dealings are carried on and banks are open for business in the relevant Interbank Market.

         1.07 "BORROWER" shall mean Groundwater Technology, Inc., a Delaware corporation.

         1.08 "BORROWING DATE" shall mean any day upon which an Advance is made.

         1.09 "CASH FLOW" shall mean, for any period, the sum of earnings before interest and taxes, plus depreciation and amortization, less capital expenditures (not financed externally or through cash), less permitted dividends and other distributions pertaining to its capital stock.

         1.10    "COMMITMENT    AMOUNT"   shall   mean   Ten   Million   Dollars
($10,000,000.00).

         1.11 "CURRENT ASSETS" shall mean the current assets of the Borrower determined in accordance with GAAP, consistently applied.
         1.12 "Current Liabilities" shall mean the current liabilities of the Borrower determined in accordance with GAAP, consistently applied.

         1.13 "DEBT SERVICE" shall mean, for any period, the sum of the current maturities of all capital lease payments, the current maturities of all long-term debt and all interest expense.

         1.14 "DEFAULT" shall mean an Event of Default or an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

         1.15 "DOLLARS" or "$" shall mean currency of the United States of America.
         1.16 "EUROCURRENCY LIABILITIES" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         1.17 "EURODOLLARS" shall mean Dollars acquired by Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.

         1.18 "EVENT OF DEFAULT" is defined in Article XII of this Agreement.

         1.19 "EXPIRATION DATE" shall mean April 30, 1999.

         1.20 [Intentionally Deleted]

         1.21 "FINANCING AGREEMENTS" shall mean this Agreement and all documents executed in conjunction herewith, whether now or in the future, including, without limitation, collateral documents, notes, and subordination agreements required to be executed by Borrower or any Third Party in connection with the loan arrangements between the Borrower and the Bank.

         1.22 "GAAP" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean generally accepted accounting principles which are (1) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and (2) such that insofar as the use of accounting principles is pertinent, certified public accountants would be able to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

         1.23 "INDEBTEDNESS" shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity.

         1.24 "INTERBANK MARKET" shall mean, with respect to any Libor Loan, any recognized interbank Eurodollar market chosen in good faith by Bank.

         1.25 "INTEREST PAYMENT DATE" shall mean the first Banking Day of each month commencing on the first Banking Day of the first month next succeeding the date hereof, through the Expiration Date.

         1.26 "INTEREST PERIOD" shall mean:

         (a) with respect to each Libor Loan, a period commencing on the Borrowing Date of such Advance, and ending one, two, three or six months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement provided that
                  (i) any Interest Period which would otherwise end on a day which is not a Banking Day, shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Banking Day as determined in good faith by the Bank in accordance with the then current bank practices in the relevant Interbank Market, and (ii) no
                  Interest Period for a Libor Loan shall end after the Expiration Date; and

         (b) with respect to the Prime Rate Loan(s), a period commencing on the Borrowing Date of an Advance and ending on the date of repayment of such Advance.

         1.27 "LIBOR" shall mean, with respect to a Libor Loan, the rate per annum at which deposits in Dollars are offered to Bank or Bank's representative or agent for delivery on the Borrowing Date for such Advance, in the relevant Interbank Market at 11:00 a.m., local time, two Banking Days prior to such Borrowing Date for a period equal to the Interest Period chosen by Borrower with respect to such Advance and in an amount substantially equal to the principal amount of such Advance. The Bank shall give prompt notice to the Borrower of the Libor determined for each Advance and such notice shall be conclusive and binding, absent manifest error, for all purposes.

         1.28 "LIBOR LOAN(S)" shall mean, when used in the singular, any Advance on which the interest rate is calculated by reference to Libor and, when used in the plural, shall mean all such Advances.

         1.29 "LOAN(S)" shall mean the aggregate of the unpaid principal balance of all Advances.

         1.30 "MARGIN" shall mean one and one-quarter percent (1.25%).

         1.31 "MATURITY DATE" shall mean the date on which an Interest Period expires.

         1.32 "OBLIGATIONS" shall mean all debts, liabilities and Indebtedness of Borrower to Bank hereunder including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of any transactions between Bank and Borrower hereunder.

         1.33 "PERSON" shall mean any individual, corporation (including a business trust), partnership, trust, unincorporated association, joint stock company, limited liability company or other legal entity or organization and any government or agent or political subdivision thereof.

         1.34 "PRIME RATE" shall mean the rate of interest announced by Bank in Boston, Massachusetts, from time to time as its "Prime Rate", it being understood that such rate is a reference rate, and not necessarily the lowest rate of interest charged by Bank.

         1.35 "PRIME RATE LOAN(S)" shall mean, when used in the singular, any Advance on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such Advances.

         1.36 "RESERVE RATE" shall mean the rate (expressed as a decimal) at which Bank would be required to maintain reserves under REGULATION D of the Board of Governors of the Federal Reserve System against Eurodollar Liabilities if such liabilities were outstanding.

         1.37 "REVOLVING TIME NOTE" shall mean the note of even date in the maximum principal amount of $10,000,000.00 evidencing the Loans and in which the maker is the Borrower and the holder is the Bank.

         1.38 "TANGIBLE NET WORTH" shall mean, as of any date, the total stockholders' equity which would appear on a balance sheet of Borrower, prepared as of such date in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom (i) intangibles (as determined in accordance with such principles so applied), (ii) accounts owing from any employee or Affiliate provided, however, that accounts due from any Affiliate shall not be deducted from Tangible Net Worth as long as the aggregate amount of such accounts outstanding does not exceed $500,000.00 and (iii) Indebtedness owing from any employee or Affiliate, provided, however, that Indebtedness from Borrower's Affiliate, Enterprise Environmental & Earthworks, Inc. in the principal amount of $488,000.00 shall not be deducted from Tangible Net Worth.

         1.39 "TERM LOAN" shall mean the loan from the Bank to the Borrower evidenced by the Term Note.

         1.40 "TERM NOTE" shall mean the term note to be dated as of the Expiration Date in the original principal amount to the lesser of $10,000,000.00 or the outstanding principal balance of all Advances on the Expiration Date, in which the maker is the Borrower and the Bank is the holder.

         1.41 "THIRD PARTY" means any Person who has executed and delivered, or who in the future may execute and deliver, to Bank any agreement, instrument, or document, pursuant to which such Person has guarantied to Bank the payment of the Obligations or has granted Bank a security interest in or lien on some or all of such Person's real or personal property to secure the payment of the Obligations.

         For purposes of this Agreement, the following rules of interpretation shall be used:

         1.42 A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

         1.43 The singular includes the plural and the plural includes the singular.

         1.44 A reference to any law includes any amendment or modification to such law.

         1.45 A reference to any Person includes its permitted successors and permitted assigns.

         1.46 Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

         1.47 The words "include", "includes" and "including" are not limiting.

         1.48 All capitalized terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein.

         1.49 The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

                                   ARTICLE II

                                    THE LOANS

         2.01 Subject to and upon the terms and conditions of this Agreement, during the Availability Period, at the request of the Borrower, as more particularly described in Section 4.01 hereof, Bank will make Advances to the Borrower in the form of Prime Rate Loans or Libor Loans, provided, however, that no such Advance will be made if after giving effect to the Borrower's request for such Advance the Loans would then exceed the Commitment Amount.

         2.02 Subject to the terms and conditions of this Agreement, amounts repaid by Borrower on account of Loans previously made may be reborrowed. No Loans will be made after the Expiration Date.

         2.03 Bank will open and maintain a loan account on its books in the name of the Borrower with respect to the Advances (herein the "LOAN ACCOUNT"). Each Advance will be debited and each payment made on account of the Advances will be credited to the Loan Account. Bank will render to the Borrower monthly statements of the Loan Account and any such statement shall be deemed to be correct and accepted by the Borrower unless the Borrower notifies Bank to the contrary within sixty (60) days after the receipt of such statement. The failure of Bank to render any such statement in a timely fashion shall not affect or impair the validity or binding nature of the Loan Account.

         2.04 If at any time the Loans exceed the Commitment Amount, the Borrower shall immediately, and on demand by the Bank, pay to the Bank an amount sufficient to reduce the Loans to an amount equal to or less than the Commitment Amount.

         2.05 All Advances shall bear interest and, at the option of the Bank, shall be evidenced by notes in a form satisfactory to Bank, but in the absence of notes, shall be conclusively evidenced by Bank's records of Advances and repayments unless such Bank records are disputed by Borrower in accordance with the provisions of Section 2.03 hereof.


                                   ARTICLE III

                                    PAYMENTS

         3.01 Unless the maturity of the Loans is accelerated in accordance with the terms and provisions hereof, the Loans, plus all accrued and unpaid interest thereon, shall be fully due and payable on the Expiration Date. Absence the occurrence of an Event of Default hereunder, the Borrower may elect to convert the outstanding principal balance of the Advances as of the Expiration Date into the Term Loan by execution and delivery of the Term Note to the Bank on the Expiration Date. Notwithstanding, in the Bank's sole and absolute discretion, the Expiration Date may be extended, upon the Borrower's request.

         3.02 The Term Loan shall thereafter be paid in accordance with the provisions of the Term Note.


                                   ARTICLE IV

                              BORROWING PROCEDURES

         4.01 Bank shall not be required to make an Advance unless Bank shall have received from the Borrower a request in the form of Exhibit A attached hereto for such Advance (herein a "NOTICE OF BORROWING"), which request complies with the requirements of this Section 4.01. Each Notice of Borrowing shall designate (a) the Borrowing Date for the requested Advance, (b) the amount of the Advance, which amount shall be no less than One Hundred Thousand Dollars ($100,000.00) and increments of One Hundred Thousand Dollars ($100,000.00) above One Hundred Thousand Dollars ($100,000.00) if the Advance will be a Libor Loan; and (c) if such Notice of Borrowing requests a Libor Loan, it must state the Interest Period. Each Notice of Borrowing must be received by Bank (x) before 12:00 p.m. (Boston time) on the designated Borrowing Date if the Advance will be a Prime Rate Loan; and (y) not less than two Banking Days prior to the Borrowing Date if the Advance will be a Libor Loan. A Notice of Borrowing may be transmitted by telephone, telecopier, telex, cable, overnight courier, hand delivery or mail. If a Notice of Borrowing is transmitted by telephone, telecopier, telex, or cable, the Borrower shall immediately mail to Bank written confirmation thereof.

         4.02 After receipt from the Borrower of any Notice of Borrowing which requests a Libor Loan, Bank shall determine if it is able to make such Advance (or if it is unable to do so for reasons described in this Section 4.02 only) and will notify the Borrower upon confirmation of its ability to do so. If Bank determines in good faith that, by reason of circumstances affecting the Interbank Market, adequate and reasonable methods do not exist for ascertaining the Libor which would otherwise be applicable to such Advance then Bank shall so notify the Borrower on or before 4:00 p.m. on the Banking Day prior to the Borrowing Date specified in the Notice of Borrowing, and in such event, Bank shall not be obligated to make such Advance and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrower with Bank's consent and substituted with a request for a Prime Rate Loan in an amount equal to the requested Libor Loan.

         4.03 Except as otherwise provided in Section 4.02 above, any Notice of Borrowing requesting a Libor Loan shall be irrevocable and binding upon the Borrower. In the event the

Borrower fails to borrow the Advance requested on the Borrowing Date specified in such Notice of Borrowing, the Borrower shall indemnify Bank against any and all losses and expenses incurred by Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or reemployment of deposits or other funds acquired by Bank to fund such Advance including, without limitation, compensation provided for in Section 6.08 of this Agreement.

         4.04 All net proceeds of each Advance shall be credited to any demand deposit account maintained by the Borrower with Bank, the specified amount and account to be designated by the Borrower in the Notice of Borrowing issued with respect to such Advance.

         4.05 No Advances shall be made to or issued on the Borrower's behalf or at the Borrower's request after the Expiration Date.

                                    ARTICLE V

                        INTEREST, FEES AND OTHER CHARGES

         5.01 Prior to the Expiration Date, the Borrower shall pay interest on the unpaid principal balance of each Prime Rate Loan from the Borrowing Date for such Advance at a variable per annum rate equal to the Prime Rate in effect from time to time. Interest accrued under this Section 5.01 shall be paid monthly in arrears on each Interest Payment Date.

         5.02 The Borrower shall pay interest on the aggregate unpaid principal balance of each Libor Loan from the Borrowing Date for such Advance through and including the Maturity Date chosen by the Borrower with respect to such Advance at a per annum rate equal to the aggregate of the Adjusted Libor plus Margin, and shall pay all interest accrued but unpaid under this Section 5.02 on such Maturity Date.

         5.03 If a Libor Loan is not repaid in full on its Maturity Date, then such Advance shall bear interest at the rate described in Section 5.01 from and after such Maturity Date through the Expiration Date and thereafter, at the option of the Bank, as set forth in Sections 5.01 or 5.04 until paid in full.

         5.04 From and after the occurrence of an Event of Default and acceleration of the Borrower's Obligations to the Bank under this Agreement, at the option of the Bank: (a) all Prime Rate Loans shall bear interest at a variable per annum rate equal to the aggregate of the Prime Rate in effect from time to time plus three percent (3%) until paid in full; and (b) each Libor Loan shall bear interest at the rate established therefor pursuant to Section 5.02 until such Advance's Maturity Date, and thereafter at the rate set forth in clause (a) of this Section 5.04 until paid in full.

         5.05 Each rate of interest determined hereunder by reference to the Prime Rate shall change effective as of the opening of business on each day on which a change in the Prime Rate becomes effective.

         5.06 All interest, fees and other charges payable under this Agreement shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

         5.07 If the Bank shall have determined in good faith at its reasonable discretion that the adoption of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Bank's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of its commitment to make Advances hereunder by any amount deemed by the Bank in good faith to be material:

          (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and

         (ii) the Borrower shall pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction (attributable to the Credit Limit under this Agreement).

         A certificate of the Bank claiming compensation under this Section 5.07 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which amounts were determined. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

         5.08 In consideration of the Bank establishing this revolving credit facility, the Borrower shall pay the Bank a fee equal to one-sixteenth of one percent (.0625%) of the difference between: (x) the Commitment Amount and (y) the average daily principal balance of Loans outstanding to the Borrower during any quarterly period. This unused line fee shall be payable quarterly in arrears on the last day of each calendar quarter, commencing on the last day of the calendar quarter in which this Agreement is executed.

                                   ARTICLE VI

                             PAYMENT BY THE BORROWER

         6.01 Any Prime Rate Loan may be repaid in whole or in part at any time without premium or penalty.

         6.02 Each Libor Loan shall be repaid in full on its Maturity Date.

         6.03 Except as otherwise provided herein with respect to Bank's rights following the occurrence of an Event of Default, no Libor Loan may be repaid prior to its Maturity Date.

         6.04 Any Advance may be repaid with the proceeds of another Advance, subject to the terms of Section 2.01.


         6.05 The Borrower shall pay all principal, interest, fees, commissions and other charges due from it to Bank hereunder to Bank at its offices at One Federal Street, Boston, Massachusetts 02211, U.S.A., or at such other address of which Bank may, from time to time, give written notice to the Borrower, no later than 3:00 p.m. (Boston time) on the due date in Dollars and in immediately available funds.

         6.06 Borrower hereby authorizes and directs Bank to pay all principal, interest, fees, commissions and other charges due from Borrower to Bank hereunder by (i) charging such amounts against any general demand deposit account of the Borrower with the Bank; or (ii) debiting the Loan Account in the amount of such sums due and to treat the same as an Advance to the Borrower, which Advance shall accrue interest as a Prime Rate Loan; provided, however, the Bank shall have no obligation to do so unless (i) sufficient funds are on deposit in such demand deposit accounts; and/or (ii) such Advance would not cause the Loans to exceed the Commitment Amount and/or (iii) no Default exists. The provisions of this Section 6.06 shall not limit the rights of the Bank under
Section 6.12 of this Agreement or the obligation of the Borrower to pay interest as provided elsewhere in this Agreement.

         6.07 Notwithstanding any other provision of this Agreement, (a) if the introduction of or any change in any law or regulation (or change in the interpretation thereof) applicable to Bank or any foreign branch, agent or correspondent thereof shall make it unlawful, or (b) if any central bank or other governmental authority having jurisdiction over Bank or any such branch, agent or correspondent, shall assert that it is unlawful, for Bank to perform its obligations hereunder or for any such branch, agent or correspondent to act on behalf of Bank to make Libor Loans to the Borrower or to continue to fund or maintain Libor Loans to the Borrower hereunder, or (c) if Bank determines after making all reasonable efforts, that deposits of the relevant amount and for the relevant Advances to the Borrower are not available to Bank in the Interbank Market, then, on notice thereof by Bank to the Borrower, the obligation of the Bank to the Borrower to make future Libor Loans shall terminate. If, as a result of any of the foregoing described events, Bank is prohibited from maintaining Libor Loans, the Bank shall, upon the happening of such event, notify the Borrower and the Borrower shall, in the case of each Libor Loan, on the Maturity Date of such Libor Loan (or, in any event, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), either prepay such Libor Loan or convert such Libor Loan into a Prime Rate Loan.

         6.08 If, due to payments made by the Borrower pursuant to this Agreement or due to the acceleration of the maturity of the Loans pursuant to
Article XII hereof or due to any other reason, including, without limitation, by reason of a payment made pursuant to Sections 6.07 or 2.04 of this Agreement, Bank receives payments of principal of any Libor Loan prior to the Maturity Date for such Advance, the Borrower shall, upon demand by Bank, pay to Bank any amounts required to compensate Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation of reemployment of deposits or other funds acquired by Bank to fund or maintain such Advances.

         6.09 Whenever any payment of interest, charges or fees to be made hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (except as provided in the definition of Maturity Date) and such next succeeding Banking Day shall be utilized in the computation of the payment of such interest, charges and other fees.

         6.10 All payments by the Borrower hereunder shall be made without deduction on account of compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof unless the Borrower is required by law to make such deductions. If any such obligation is imposed upon by the Borrower with respect to any amount payable by the Borrower hereunder, the Borrower will pay to Bank on the date on which such amount becomes due and payable hereunder and in Dollars, such additional amount as shall be necessary to enable Bank to receive the same net amount which Bank would have received on such due date had no such obligation been imposed upon the Borrower.

         6.11 (a) Any and all payments by the Borrower under this Agreement including principal, interest, fees, charges and any other payments hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Bank's net income and franchise taxes imposed on it (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                    (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, excluding taxes imposed on Bank by the jurisdiction under the laws of which Bank is organized or any political subdivision thereof and taxes imposed on its net income exceeding that which arises under this Agreement, and franchise taxes imposed on it which arise from any payment made by the Borrower hereunder or from the execution, delivery or registration of, or otherwise with respect to this Agreement (hereinafter referred to as "OTHER TAXES").

                    (c) The Borrower will indemnify Bank on demand for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable by the Borrower under this section) paid by Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Bank shall provide to the Borrower prior notice of its intention to make any payment of Taxes or Other Taxes for which the Borrower has an obligation of indemnification hereunder. In the event that the Borrower so requests prior to the payment by Bank of any of such Taxes or Other Taxes, Bank will refrain from making such payment provided the Borrower satisfies each of the following conditions prior to the date such Taxes or Other Taxes are due: (i) the Borrower delivers to Bank assurances in form and substance reasonably satisfactory to Bank that Bank's failure to make such payment will not subject Bank to any charges, fees, impositions or penalties, civil or criminal; (ii) the Borrower timely institutes and thereafter diligently prosecutes to successful and final conclusion proper proceedings to challenge such Taxes or Other Taxes; (iii) enforcement of any rights of the relevant taxing authority are stayed during the prosecution of the proceedings described in clause (ii) above; and (iv) at any time during such proceedings, at Bank's request, the Borrower will deposit with Bank funds sufficient to discharge such Taxes or Other Taxes should the proceedings described in clause
(ii) above be determined against the Borrower.

                    (d) Within thirty (30) days of any payment of Taxes or Other Taxes by the Borrower, the Borrower will furnish to Bank, at the address specified for delivery of notices hereunder, the original or a certified copy of a receipt evidencing payment thereof.

                    (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreement and obligations of the Borrower contained in this section shall survive the payment in full of principal and interest hereunder.

         6.12 Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, enforcement or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, all reasonable attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, or the Obligations or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceedings of Borrower.

                                   ARTICLE VII

                 WARRANTIES AND REPRESENTATIONS BY THE BORROWER

         7.01 Bank enters into this Agreement in reliance upon the warranties and representations of the Borrower set forth in this Article, each of which is acknowledged by the Borrower to be material. Each such warranty and representation shall be deemed to have been newly made on each Borrowing Date except to the extent that, on or prior thereto, Bank shall have received from the Borrower notice of a change with respect thereto, which change is not a breach of this Agreement.

         7.02 Borrower has no places of business other than that shown at the end of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that Borrower has additional places of business at those locations set forth on Schedule "A".

         7.03 Borrower's principal executive office and the offices where Borrower keeps its records are those shown at the end of this Agreement.

         7.04 Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the condition (financial or otherwise), business, operations, properties or prospects of the Borrower, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to so qualify would have a material adverse effect on the condition (financial or otherwise), business, operations, properties or prospects of the Borrower.

         7.05 Borrower's exact legal name is as set forth in this Agreement and Borrower will not change Borrower's legal name, without giving Bank at least ten
(10) days' prior written notice of the same. Bank recognizes that Borrower contemplates a name change to Fluor Daniel GTI, Inc. and this document and related Financing Agreements shall be amended to reflect that name change.

         7.06 The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's charter, by-laws or other incorporation papers, or of any material indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

         7.07 All charter or other incorporation papers and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date and will be so maintained.

         7.08 Borrower owns all of the assets reflected in the most recent of Borrower's financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business or as Borrower has otherwise advised Bank, and such assets together with any assets acquired since such date, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except: (i) the security interests and other encumbrances (if any) on Borrower's assets listed on Schedule "B" annexed hereto or (ii) those capital leases set forth on Schedule "C" annexed hereto.

         7.09 Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which they are subject or has received lawful extensions of the filing of the same; has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and have made adequate provision for the payment of all taxes so contested.

         7.10 Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its charter documents and by-laws, all material contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which Borrower is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect Borrower's financial condition, business or prospects.

         7.11 There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to Borrower, would have a material adverse effect on its financial condition, business or prospects.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         8.01 The Borrower will, duly and punctually, pay all interest, principal, fees and other charges becoming due to Bank and will duly and punctually perform all things on its part to be done or performed under the Financing Agreements or pursuant to any instrument, document or agreement executed pursuant thereto.

         8.02 Borrower agrees to keep all of its insurable assets insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably required by Bank.

         8.03 Borrower will at all times keep accurate and complete records of Borrower's Inventory, Accounts and other assets, and Bank, or any of its agents, shall have the right to call at Borrower's place or places of business at intervals to be determined by Bank, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower's Accounts, and other assets or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may remove any of such records temporarily for the purpose of having copies made thereof. Prior to the occurrence of an Event of Default, Bank shall give Borrower not less than twenty-four (24) hours prior notice of any intended inspection or audit and shall conduct such inspection or audit during normal business hours.

         8.04 Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

         8.05 Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

         8.06 Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower's obtaining knowledge of any investigation or action by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil from any site operated by Borrower. Bank acknowledges that Borrower is in the environmental remediation business and that Borrower routinely operates remediation systems at customer sites that are contaminated or may become contaminated by hazardous materials, hazardous waste, hazardous or toxic substances and oil, but for which Borrower is not liable under current interpretation of the Acts (as defined below). As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

         8.07 Except for Bank's gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations. This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make Loans available to Borrower and the termination of this Agreement.

         8.08 All Advances by Bank to Borrower under this Agreement constitute one general revolving fluctuating loan, and all Indebtedness of Borrower to Bank under this Agreement constitute one general Obligation. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of the Term Note, and any default by Borrower of the Term Note shall constitute a default of this Agreement. The entire Obligation of Borrower to Bank shall become due and payable when payments become due and payable hereunder upon termination of this Agreement.

         8.09 Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement.

         8.10 Borrower will maintain its principal operating accounts with the Bank.


                                   ARTICLE IX

                               NEGATIVE COVENANTS

         9.01 Borrower will not permit its Tangible Net Worth to be less than Sixty-five Million Dollars ($65,000,000.00) as at the end of any fiscal quarter of Borrower.

         9.02 Borrower will not permit the aggregate amount of its Indebtedness to be more than its Tangible Net Worth as at the end of any fiscal quarter of Borrower.

         9.03 Borrower will not permit its Current Assets to be less than two hundred percent (200%) of its Current Liabilities as at the end of any fiscal quarter of Borrower.

         9.04 The Borrower will not permit its Cash Flow to be less than two hundred fifty percent (250%) of its Debt Service for the twelve (12) month period ending on the last day of any fiscal quarter of Borrower.

         9.05 Borrower will not at any time create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind upon any of its assets, now owned or hereafter acquired, except liens and encumbrances set forth on Schedule "B" annexed hereto, and except: (i) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Borrower's books in accordance with GAAP; (ii) carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
(iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Borrower; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business; (vi) liens in favor of the United States of America for amounts paid as progress payments under government contracts; (vii) liens which were in existence at closing and which secured obligations reflected on the Borrower's financial statements; and (viii) liens pursuant to capitalized leases incurred in the ordinary course of business.

         9.06 Borrower will not at any time pay any dividends on or make any distribution on account of any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly any such stock, if, immediately after giving effect to such dividend, redemption or purchase, Borrower would be in violation of the financial covenant set forth in this Article IX.

         9.07 Borrower will not have outstanding at any time loans or advances to Borrower's directors, officers and employees in excess of $250,000.00 in the aggregate, excluding advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower.

         9.08 Borrower will not at any time assume, guaranty, endorse or otherwise become directly or contingently liable in respect of any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any Person, unless Borrower shall provide prompt written notice to Bank of such action being taken by Borrower and Borrower shall remain in compliance with the financial covenants contained in this Article IX after giving effect to any such action.

         9.09 Borrower will not at any time (i) use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except
(x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by Bank.

         9.10 Borrower will not at any time (except with Bank's prior consent) sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower.

         9.11 Borrower will not at any time (except with Bank's prior consent or as indicated in Section 16.01 hereof): (a) merge or consolidate with or into any corporation; (b) convey, lease or sell all or any material portion of its property or assets or business to any Person, or (c) convey, lease, trade or sell any of its assets to any Person for less than the fair market value thereof except for obsolescent equipment or equipment or other assets of minimal value to Borrower.

         9.12 All Indebtedness to officers, stockholders, directors, employees or associates shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to Bank.

                                    ARTICLE X

                               BORROWER'S REPORTS

         10.01 Borrower will furnish Bank as soon as available, and in any event within forty-five (45) days after the close of each of the first three quarterly periods of its fiscal year, internally prepared financial statements, including a balance sheet as of the end of such period, a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such quarter and a statement of cash flows for such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, and certified by the Chief Financial Officer of the Borrower (subject to year end adjustment).

         10.02 Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of Borrower, a balance sheet as of the end of such fiscal year, a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon reasonably acceptable to Bank by any of the "Big Six" accounting firms or other independent public accountants selected by the Borrower and reasonably acceptable to Bank.

         10.03 Borrower will furnish Bank, annually, as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, its financial projections for the next succeeding year in form and substance reasonably satisfactory to Bank.

         10.04 Borrower shall deliver to Bank notice of non-compliance with the provisions of this Agreement promptly upon learning of such non-compliance, or if any representation or warranty contained herein is no longer true and accurate.

         10.05 Borrower shall also deliver to Bank a Covenant Compliance Certificate in the form of Exhibit "B" attached hereto indicating its compliance or lack thereof with the financial covenants set forth in Article IX. Such Covenant Compliance Certificate shall be furnished to the Bank simultaneously with the submission of financial statements required hereunder.

         10.06 In addition to the foregoing, the Borrower promptly shall provide the Bank with such other and additional information concerning the Borrower, the operation of the Borrower's business, and the Borrower's financial condition, including financial reports and statements furnished to its stockholders and to the Securities and Exchange Commission, and as the Bank may from time to time reasonably request from the Borrower so as not to unreasonably disrupt Borrower's business or operations. All financial information provided to the Bank by the Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

                                   ARTICLE XI

                             CONDITIONS TO ADVANCES

         11.01 The obligation of Bank to make each Advance to the Borrower is subject to the continuing satisfaction of the conditions set forth in this
Article XI.

         11.02 Bank shall have received the following documents in form and substance reasonably satisfactory to the Bank prior to the first Advance hereunder: (i) the certified resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of its obligations under this Agreement and under each of the other Financing Agreements; (ii) a certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement; (iii) the certified charter and by-laws of the Borrower; (iv) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and all other Financing Agreements; and (v) such other documents, instruments, certificates and other agreements as Bank shall reasonably request.

         11.03 The representations and warranties contained in this Agreement shall have been correct in all material respects as of the date on which made and shall also be correct in all material respects and as of the date of each Advance with the same effect as if made on the date of such Advance except to the extent that (i) the facts upon which such representations and warranties are based may in the ordinary course be changed by the transactions permitted or contemplated hereby, (ii) such representations and warranties relate expressly to an earlier date or (iii) such representations and warranties are or have not been current as a result of changes for which the Borrower has notified the Bank and such changes do not constitute a breach of the terms of this Agreement.

         11.04 The Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or at the time of the Advance and at such Advance there shall exist and be continuing no Default.

         11.05 All corporate action required by law of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Agreement and all other Financing Agreements shall have been duly and effectively taken.

         11.06 Bank shall have received a Notice of Borrowing from the Borrower as required by Section 4.01 and, the giving of such Notice of Borrowing shall be deemed a representation and warranty by the Borrower on the date of such Advance that all conditions set forth in this Article XI have been satisfied.

         11.07 No change shall have occurred in any law, regulations thereunder or interpretations thereof, which in the reasonable opinion of Bank would make it illegal for Bank to made the Advances at the rates provided for hereunder.

         11.08      No Advance shall be made after the Expiration Date.

                                   ARTICLE XII

                                EVENTS OF DEFAULT

         12.01 The occurrence of any one or more of the following events shall constitute an Event of Default:


         12.02 Nonpayment when due of any principal, interest, premium, fee, cost, or expense due under this Agreement, the Financing Agreements, or the Term Note.

         12.03 Default in the observance of any of the covenants or agreements of Borrower contained in Section 9.01, 9.02, 9.03 or 9.04 of this Agreement and the expiration of fifteen (15) calendar days from the date of Borrower's delivery of a covenant compliance certificate reflecting such Default in accordance with Section 10.05 hereof, without waiver or cure.

         12.04 Default in the observance of any of the material covenants or agreements of Borrower contained in this Agreement or the Financing Agreements (other than those specified in Sections 12.02 or 12.03 above), which is not remedied within the earlier of ten (10) Banking Days after (i) written notice thereof by Bank to Borrower, or (ii) the date Borrower was required to give notice to Bank under Section 10.04.

         12.05 The determination by Bank that any representation or warranty now or hereafter made by the Borrower to Bank under this Agreement or in any documents, instrument, agreement, or paper delivered by Borrower pursuant to this Agreement was not true or accurate when given in any material respect.

         12.06 The occurrence of any event such that any Indebtedness for borrowed money of the Borrower to any lender other than Bank, in excess of One Million Dollars ($1,000,000.00) is accelerated.

         12.07 [Intentionally deleted]

         12.08 Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower's property.

         12.09 The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the uncontested debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor's committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for a material portion of the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

         12.10 The entry of any judgment(s) in excess of One Million Dollars ($1,000,000.00) (after deducting the portion of any such judgment(s) which is fully covered by insurance issued by a reputable insurer) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

         12.11 The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower in excess of One Million Dollars ($1,000,000.00).

         12.12 The termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower's current business.

         Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be canceled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank under the terms of this Agreement or otherwise. In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all Financial Accommodations issued for the account of Borrower (if any), and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank under the terms of this Agreement or otherwise.

         Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank's obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

                                  ARTICLE XIII

                                     NOTICE

         13.01 All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including overnight courier, telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to the addresses set forth in Section 13.02 below. All such notices and communications shall, when mailed, telecopied (with confirmed receipt), telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answer back or delivered to the cable company, respectively.

         13.02 The addresses to which such communications shall be sent are as follows:

                    (a)    If intended for the Borrower, to:

                           Groundwater Technology, Inc.
                           100 River Ridge Drive
                           Norwood, MA  02062
                           Attn: Chief Financial Officer and to
                                 General Counsel's Office
                           Telecopier No.: (617) 769-7992

                    (b)    If intended for Bank, to:

                           Fleet National Bank
                           One Federal Street
                           Boston, MA 02211
                           Attn: Thomas F. Brennan, Vice President
                           Telecopier No.: (617) 346-0600

                           with copies to:

                           Brian T. Garrity, Esq.
                           Shapiro, Israel & Weiner, P.C.
                           100 North Washington Street
                           Boston, MA 02114
                           Telecopier No.: (617) 742-2355

         13.03 The addresses and telecopier numbers set forth herein may be changed by notice hereunder.


                                   ARTICLE XIV

                  CONSENT TO JURISDICTION AND JURY TRIAL WAIVER

         14.01 BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that Borrower has read the provisions of this Agreement and in particular, this Section 14.01; has consulted legal counsel; understands the right Borrower is granting in this Agreement and is waiving in this Section 14.01 in particular; and makes the above waiver knowingly, voluntarily and intentionally.

         14.02 Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the county of Suffolk, or in the United States District Court for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

                                   ARTICLE XV

                                  MISCELLANEOUS

         15.01 The Borrower will, from time to time, execute and deliver to Bank all such other and further instruments and documents and take or cause to be taken all such other and further action as Bank may reasonably request in order to effect and confirm more securely in Bank all rights contemplated in this Agreement.

         15.02 The Borrower may take any action herein prohibited or omit to perform any act required to be performed by the Borrower upon obtaining Bank's prior written consent to each such action, or omission to act. No waiver on Bank's part on any one occasion shall be deemed a waiver on any other occasion. Bank shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of Bank, which shall include any vice president or more senior officer of Bank.

         15.03 This Agreement may be amended only by an instrument in writing and duly signed by the Borrower and an authorized officer of Bank which shall include any vice president or more senior officer of Borrower.

         15.04 All covenants, agreements, representations and warranties contained in this Agreement shall bind the Borrower, its successors and assigns, and shall inure to Bank's benefit and the benefit of Bank's successors and assigns, whether expressed or not.

         15.05 All rights of Bank hereunder shall be cumulative. Bank shall not be required to have recourse to any property of the Borrower before enforcing its rights or remedies against the Borrower. The Borrower hereby waives presentment and protest of any instrument and any notice thereof.

         15.06 If any provision of this Agreement or any other Financing Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

         15.07 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         15.08 This Agreement shall take effect as an instrument under seal.

         15.09 The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

         15.10 In the event that the Borrower fails to make any payment or take any action required by this Agreement, Bank may, but shall not be required to, make such payment or take, or cause to be taken, such action. If Bank chooses to make any such payment or to take or cause to be taken any such action, the amount of such payment and the cost of such action shall become one of the Obligations, shall be payable upon demand and, until paid in full, shall bear interest at the rate established pursuant to the terms of this Agreement. Unless circumstances otherwise require, Bank shall give the Borrower five (5) Business Days notice of Bank's intention to make such payment or take or cause to be taken such action.

         15.11 Calculation of Adjusted Libor, as well as all other fees and charges payable with respect to each Libor Loan shall be made and paid as though Bank had actually funded the relevant Libor Loan through the purchase of a Eurodollar deposit at Libor in an amount equal to the amount of the Libor Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore agent or office of Bank to a domestic office of Bank in the United States of America, provided, however, that Bank may fund each Libor Loan in any manner it sees fit and the foregoing assumptions shall be nevertheless used for the calculation of the Libor Rate and such other fees and charges.

                                   ARTICLE XVI

                               FLUOR DANIEL, INC.

         16.01 The Borrower and the Bank have discussed the Borrower's anticipated affiliation with Fluor Daniel, Inc. and the Loans and the provisions of this Agreement will be available to the Borrower after that affiliation is formalized. The Bank recognizes that the Borrower has created a wholly-owned subsidiary called GTI Acquisition Corporation, which will be merged into Fluor Daniel, Inc.'s subsidiary Fluor Daniel Environmental Services, Inc. The Bank also understands that the Borrower will receive cash plus the stock of Fluor Daniel Environmental Services, Inc. and in return Fluor Daniel, Inc. will receive stock of the Borrower (whose name will be changed to Fluor Daniel GTI, Inc. "FDGTI"). The current stockholders of the Borrower will in turn receive stock of FDGTI and approximately Sixty Million Dollars ($60,000,000.00) in cash, including substantially all of the Borrower's current cash, cash equivalents and marketable securities. As a result of these transactions (the "AFFILIATION"), the Borrower's name will be changed to FDGTI. The Bank understands that the Affiliation is subject to a number of factors, including approval by Borrower's stockholders and the Bank and the Borrower hereby confirm their agreement to modify this Agreement in the event that the final structure and terms of the Affiliation materially differ from those set forth above. After the Affiliation has been completed, this Agreement will be modified, in any event, to reflect the new "Borrower" hereunder and to reflect any other changes resulting from the Affiliation.

         IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as an instrument under seal as of the day and year first above written.


Witness:                              GROUNDWATER TECHNOLOGY, INC.
(As to Both)


\s\ Brian T. Garrity                  By: \s\ Robert E. Sliney, Jr.
- ---------------------                     ------------------------------------
Brian T. Garrity

                                         Address:  100 River Ridge Drive
                                                       Norwood, MA  02062



                                      FLEET NATIONAL BANK


                                      By: \s\ Thomas F. Brennan
                                          ------------------------------------
                                             Thomas F. Brennan, Vice President

                               REVOLVING TIME NOTE

$10,000,000.00                                                     April 4, 1996
                                                           Boston, Massachusetts

         On April 30, 1999, for value received, the undersigned promises to pay to the order of Fleet National Bank (the "BANK") at the office of Bank at One Federal Street, Boston, Massachusetts 02211, or such other place as the Bank shall designate, Ten Million ($10,000,000.00) Dollars, or such lesser principal amount advanced to the undersigned by the Bank under the line of credit established pursuant to a Revolving Credit Agreement of even date (the "AGREEMENT"), together with interest thereon as follows: (a) on outstanding principal designated as a Prime Rate Loan pursuant to Section 4.01 of the Agreement, interest shall accrue from the date hereof, payable monthly in arrears on the first day of each calendar month prior to the due date hereof, and upon the due date hereof, at a fluctuating interest rate per annum equal to the Bank's Prime Rate in effect from time to time. Each change in such interest rate shall take effect simultaneously with the corresponding change in such Prime Rate. "PRIME RATE" shall mean the rate of interest announced by Bank in Boston, Massachusetts, from time to time as its Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. Interest shall be calculated on the basis of actual days elapsed and a 360-day year; (b) on outstanding principal designated as a Libor Loan pursuant to Section 4.01 of the Agreement, interest shall accrue from the Borrowing Date for such Advance through and including the Maturity Date chosen by the undersigned with respect to such Advance, at a fixed interest rate per annum equal to the aggregate of the Adjusted Libor plus Margin, and shall be payable on the Maturity Date. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

         This note shall, at the option of the Bank, become immediately due and payable without notice or demand upon the occurrence of any of the following events:

         (a)  Failure to make any payment of principal or interest when due; or

         (b) The occurrence of any other Event of Default under the Agreement, subject to any applicable grace periods set forth therein.

         If any payment or installment to be made hereunder, whether interest, principal or both, shall not be paid when due (and after Bank has exhausted its authorized rights under Section 6.06 of the Agreement), then, in addition to interest and without limiting the holder's rights by reason of such default, there shall be paid, upon demand, the greater of one percent (1%) of such payment or installment or $15.00.

         Any deposits or other sums at any time credited by or due from the holder to any maker, endorser or guarantor hereof and any securities or other property of any such maker, endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such maker to the holder. The holder may apply or set off such deposits or other sums against such liabilities at any time in the case of makers but only with respect to matured liabilities in the case of endorsers and guarantors.

         Every maker, endorser and guarantor hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of any such maker, endorser or guarantor. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         Every maker, endorser and guarantor hereof agrees to pay on demand all reasonable costs and expenses (including legal costs and reasonable attorneys' fees) incurred or paid by the holder in enforcing this note on default.

         This note shall take effect as a sealed instrument and shall be governed by the laws of the Commonwealth of Massachusetts.




WITNESS:                                    GROUNDWATER TECHNOLOGY, INC.


\s\ Brian T. Garrity                        By: \s\ Robert E. Sliney, Jr.
- ---------------------                           --------------------------------
Brian T. Garrity

                                                Address: 100 River Ridge Drive
                                                         Norwood, MA  02062



                                       -2-